Exhibit 99.1

To:	Insiders (as defined in the Virbac Corporation Insider Trading Policy), Active Virbac Employees, Terminated Employees who are currently participating in the Virbac Corporation Retirement Savings Plan # 4-24872 and the Virbac Corporation Retirement Savings Plan for Certain Union Members #4-25073

From:	Chief Financial Officer, Compliance Officer

Re:	Blackout Period

Date:	December 16, 2005
This is to advise you that the Blackout Period under the Virbac Corporation Insider Trading Policy (the “Policy”) will begin at the close of trading on December 16, 2005. As such, beginning with the start of the business day on December 17, 2005, you and your family members may not participate in transactions involving trades of Virbac Common Stock, subject to the other limitations contained in the Policy.

/s/ Jean M. Nelson

Signature of Compliance Officer

Jean M. Nelson

Name of Compliance Officer

Memo

To:	Virbac Employees

From:	Pamela Allred — Human Resources/Benefits Manager

Date:	December 16, 2005

Re:	Virbac Insider Trading Policy
This notice is to serve as a reminder of the specific guidelines enclosed in the Virbac Insider Trading Policy regarding blackout periods (please see below). The next blackout period will begin on December 17, 2005 per the policy and will not end until 3 business days after the announcement of financial results for the fiscal year.
7.14 Insider Trading Policy
The following policies apply to Insider trading in securities of the company only:
1.	Trading Restricted during Blackout Periods: Whenever there is material non-public information concerning the Company, the Chief Financial Officer is empowered to restrict trading in its securities. For example, a trading blackout may be declared in special situations involving the Company, such as an undisclosed merger. Since a trading blackout may continue for an extended period of time, employees should not make any investment in the Company’s securities that they are not prepared to hold indefinitely.

2.	Other Prohibited Activities: Employees must not engage in any of the following activities with respect to the Company’s securities, whether or not he or she possesses material non-public information:
a.	Trading during any period commencing 15 days prior to the end of any fiscal quarter or year and concluding three business days after the announcement of financial results for the fiscal quarter or year;

b.	Purchasing securities on margin;

c.	Selling securities “short”; or

d.	Buying or selling put or call options.
If you have any questions regarding this notice, please contact me at 1-800-338-3659, ext. 3541.